Exhibit 99.1
Dendreon Reports First Quarter 2007 Financial Results
— Conference call scheduled for 4:30 PM ET —
SEATTLE, May 10, 2007 — Dendreon Corporation (Nasdaq: DNDN) today reported results for the first quarter ended March 31, 2007. Revenue for the first quarter of 2007 was $80,000 compared to $25,000 for the quarter ended March 31, 2006. Revenue in 2007 and 2006 includes recognition of deferred revenue related to two license agreements.
Dendreon’s total operating expenses for the three months ended March 31, 2007 were $32.0 million compared to $25.6 million for the same period in 2006. Operating expenses for the three months ended March 31, 2007 included purchases of commercial scale quantities of the antigen used in connection with Dendreon’s lead investigational product, Provenge® (sipuleucel-T), of $6.3 million.
The net loss for the quarter ended March 31, 2007 was $30.9 million, or $0.38 per share which, included $0.08 per share associated with the commercial antigen purchases, compared to a net loss of $24.4 million, or $0.34 per share, for the same quarter a year ago.
Cash, cash equivalents, short-term, and long-term investments at March 31, 2007 totaled $88.5 million compared to $121.3 million at December 31, 2006.
Recent Events:
•	The U.S. Food and Drug Administration’s (FDA) Cellular, Tissue and Gene Therapies Advisory Committee review of Dendreon’s Biologics License Application (BLA) for the use of PROVENGE in the treatment of patients with asymptomatic, metastatic, androgen-independent (also known as hormone refractory) prostate cancer was held on March 29, 2007.
•	The Advisory Committee was unanimous (17 yes, 0 no) in its opinion that the submitted data established that PROVENGE is reasonably safe for the intended population and the majority (13 yes, 4 no) believed that the submitted data provided substantial evidence of the efficacy of PROVENGE in the intended population.
•	The Company received a Complete Response Letter, commonly referred to as an “approvable letter,” on May 8, 2007 from the FDA regarding its BLA for PROVENGE.
•	The FDA has requested additional clinical data in support of the efficacy claim contained in the BLA. The Company is seeking a clarification from the FDA as to the nature of the data that is being requested.

•	The FDA has requested additional information with respect to the chemistry, manufacturing and controls (CMC) section of the BLA, which the Company believes it can supply to the FDA in a timely manner.
•	The Company continues to have strong patient enrollment in its Phase 3 IMPACT study, which is on track for completion of enrollment this year.

Conference Call Information
Time: 4:30 pm ET / 3:30 pm CT / 2:30 pm MT / 1:30 pm PT
Date: May 10, 2007
Dial-in: 1-866-293-8972 (domestic) or +1-913-312-1232 (international)
Webcast: www.dendreon.com (homepage and investor relations section)
A recorded rebroadcast will be available for interested parties unable to participate in the live conference call by dialing 1-888-203-1112 or +1-719-457-0820 for international callers; the conference ID number is 3324857. The replay will be available from 2:00 pm ET on Thursday, May 10th until 11:59 pm ET on Monday, May 14th. In addition, the webcast will be archived for on-demand listening for 30 days at www.dendreon.com.
About Dendreon
Dendreon Corporation is a biotechnology company whose mission is to target cancer and transform lives through the discovery, development and commercialization of novel therapeutics that harness the immune system to fight cancer. The Company applies its expertise in antigen identification, engineering and cell processing to produce active cellular immunotherapy product candidates designed to stimulate an immune response. Active cellular immunotherapy holds promise because it may provide patients with a meaningful clinical benefit, such as survival, combined with low toxicity. The Company has its headquarters in Seattle and is traded on the Nasdaq Global Market under the symbol DNDN. For more information about the Company and its programs, visit www.dendreon.com.
Except for historical information contained herein, this news release contains forward-looking statements that are subject to risks and uncertainties surrounding the outcome of the FDA’s review of the Company’s BLA submitted in November 2006 and the efficacy of PROVENGE to treat men suffering from prostate cancer. Factors that may cause such differences include, risks and uncertainties surrounding the presentation of data to the FDA and approval of product applications by the FDA and risks and uncertainties inherent in the process of discovering, developing and commercializing drugs that are safe and effective for use as human therapeutics, risks associated with completing our ongoing clinical trials for PROVENGE and other product candidates, risks that we may lack the financial resources and access to capital to fund commercialization of PROVENGE and/or further required clinical trials, our dependence on relationships with third parties for components used in PROVENGE and services related to production of PROVENGE, and our dependence on intellectual property. Further information on the factors and risks that could affect Dendreon’s business, financial condition and results of operations are contained in Dendreon’s public disclosure filings with the U.S. Securities and Exchange Commission, which are available at www.sec.gov.
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Contact:
Monique Greer
Sr. Director, Corporate Communications
Dendreon Corporation
(206) 829-1500

DENDREON CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share amounts)

	Three months ended March 31,
	2007	2006

Revenue	$80	$25

Operating expenses:
Research and development	24,962	20,401
General and administrative	7,075	5,164

Total operating expenses	32,037	25,565

Loss from operations	(31,957)	(25,540)
Interest income	1,392	1,696
Interest expense	(293)	(513)

Net loss	$(30,858)	$(24,357)

Basic and diluted net loss per share	$(0.38)	$(0.34)

Shares used in computation of basic and diluted net loss per share	81,576,739	71,170,914

	March 31,	December 31,
	2007	2006
Balance Sheet Data:
Cash and cash equivalents	$32,066	$60,964
Short-term investments	45,060	45,492
Long-term investments	11,373	14,827
Total assets	130,352	163,643
Total stockholders’ equity	96,614	125,717